Exhibit 99.1

NEWS RELEASE

Alliance Imaging, Inc.

R. Brian Hanson

Executive Vice President

Chief Financial Officer

(714) 688-7100

www.allianceimaging.com

ALLIANCE IMAGING
ANNOUNCES TENDER OFFER AND CONSENT SOLICITATION FOR
ITS 10 3/8% SENIOR SUBORDINATED NOTES DUE 2011

ANAHEIM, CA—November 30, 2004–Alliance Imaging, Inc. (NYSE:AIQ), a leading national provider of outsourced diagnostic imaging services, announced today that it commenced a cash tender offer for any and all of its outstanding 10 3/8% Senior Subordinated Notes due 2011 (CUSIP No. 018606AD5).  In connection with the tender offer, Alliance Imaging is soliciting holders to consent to proposed amendments to the indenture governing the notes, which will eliminate substantially all of the restrictive covenants and certain other provisions.

The tender offer will expire at midnight, New York City time, on Tuesday, December 28, 2004, unless extended or terminated (such date and time, including any such extension, the “Expiration Date”).  Holders who validly tender and do not properly withdraw their notes and validly deliver and do not properly withdraw their consents on or prior to the Expiration Date will be entitled to receive (the “Tender Offer Consideration”), for each $1,000 principal amount of notes, the price equal to (i) the sum of (a) the present value on the settlement date of $1,000 principal amount of notes assuming each $1,000 principal amount of notes would be repaid at $1,051.88 on the earliest redemption date of the notes (the “Earliest Redemption Date”), plus (b) the present value of the interest that would be payable on, or accrue from, the most recent interest payment date on $1,000 principal amount of notes until the Earliest Redemption Date, in each case, determined on the basis of a yield to the Earliest Redemption Date equal to the sum of (x) the bid-side yield on the 1 ½% U.S. Treasury Note due March 31, 2006, as calculated as of 2:00 p.m., New York City time, on December 14, 2004, unless extended, plus (y) 50 basis points (such price being rounded to the nearest cent), minus (c) accrued and unpaid interest from the last payment date to, but not including, the settlement date, minus (ii) $10.00 per $1,000 principal amount of notes, which is equal to the Consent Payment referred to below.

Holders who validly tender their notes and validly deliver their consents on or prior to 5:00 p.m., New York City time, on Monday, December 13, 2004, unless extended (such date and time, including extensions, the “Consent Date”), and do not validly revoke their consents prior to the execution of a supplemental indenture containing the proposed amendments to the indenture governing the notes, will be entitled to receive for each $1,000 principal amount of notes held by the holder, in addition to the Tender Offer Consideration, an amount in cash equal to $10.00 (the

“Consent Payment”).  Holders tendering after the Consent Date will only be eligible to receive the Tender Offer Consideration and not the Consent Payment.

Holders who validly tender and do not validly withdraw their notes in the tender offer will also be paid accrued and unpaid interest from the last interest payment date to, but not including, the settlement date, payable on the settlement date.  All payments will be made on the settlement date if, but only if, the notes are accepted for payment pursuant to the terms of the tender offer.  The terms and conditions of the tender offer and consent solicitation, including the conditions to Alliance Imaging’s obligation to accept the notes tendered and pay the purchase price therefor, are set forth in Alliance Imaging’s Offer to Purchase and Consent Solicitation Statement dated November 30, 2004. Alliance Imaging may amend, extend or terminate the tender offer and consent solicitation.

Alliance Imaging has retained Deutsche Bank Securities Inc. to act as the exclusive Dealer Manager and Solicitation Agent in connection with the tender offer and consent solicitation. Questions regarding the tender offer and consent solicitation and requests for documents may be directed to Deutsche Bank Securities Inc. at (212) 250-6008 (collect) or Global Bondholder Services Corporation, the Information Agent in connection with the tender offer and consent solicitation, at (866) 873-7700 (toll free).

This press release shall not constitute an offer or solicitation to purchase or a solicitation of consents with respect to any securities. Any such offer or solicitation will be made only by means of the Offer to Purchase and Consent Solicitation Statement dated November 30, 2004.

Statements in this press release regarding the tender offer and Alliance Imaging, Inc.’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties, including the risk that the tender offer and consent solicitation may not be completed on the terms specified or at all.  These risks and uncertainties could cause actual results or developments to differ from those contained in the forward-looking statements.

Alliance Imaging is a leading national provider of diagnostic imaging services.  Alliance provides imaging services primarily to hospitals and other healthcare providers on a shared and full-time service basis, in addition to operating a growing number of fixed-site imaging centers.  The Company had 481 diagnostic imaging systems, including 362 MRI systems and 53 PET or PET/CT systems, and 1,342 clients in 43 states at September 30, 2004.